EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 4th day of December, 1998, by and between Savvis Communications Corporation (the "Employer") and Clyde A. Heintzelman (the "Executive").

                                   WITNESSETH:

         WHEREAS:

         (1) Employer desires to retain Executive's services, upon the terms and conditions hereafter described, and Executive desires to be employed by Employer upon such terms and conditions;

         (2) Executive understands and acknowledges that in connection with this proposed employment Executive will meet important customers and referral sources of Employer, and learn of confidential business information, ways of doing business, and trade secrets of Employer of which Executive was not aware, and that accordingly Executive's agreement to and compliance with the covenants and terms set forth in Sections 7 and 8 of this Agreement are a material and essential condition to Employer's agreement to employ Executive;

         NOW, THEREFORE, in consideration of the premises, and the promises, covenants and agreements hereinafter described, Employer and Executive agree as follows:

         1. Employment. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, upon and subject to the terms and conditions set forth in this Agreement. Employer shall at all times during Executive's employment nominate Executive for a seat on Employer's Board of Directors and use its reasonable efforts to cause Executive to be elected to the Board.

         2. Duties. Executive shall serve as the President and Chief Executive Officer of Employer, and perform, under and according to Employer's direction and control and to the best of Executive's abilities, all executive, advisory, administrative, and/or managerial duties (if any) which may be assigned or delegated to Executive from time to time by the Board of Directors of Employer or the Chairman of the Board of directors ("Chairman"). Executive shall carry out, follow and comply with all directives, rules, and policies of Employer and the Board and Chairman, shall have the authority and responsibilities customarily exercised by a President and Chief Executive Officer, subject to the Board's direction and control, and without additional compensation shall provide services to, and serve as an officer and/or director of, any subsidiary, affiliate or other business or venture in which Employer may hold an interest, as the Board of Directors may direct.

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Executive  also  shall  be  responsible  for  operating  Employer  at a level of profitability and financial performance established by Employer's Board of Directors from time to time. Executive shall consult with Employer's Board of Directors and the Chairman, as requested by such Board from time to time, on all manners including without limitation the development of an annual budget.

         Executive shall exert Executive best efforts and devote substantially all of Executive's working time, attention and energies to Employer's business and the performance of Executive duties, and shall not engage in any other business activity, whether or not such employment or business activity is pursued for gain, profit or other pecuniary advantage, without Employer's express prior written consent; provided, however, that (1) Executive may serve on the Board of Directors of another corporation provided such activities and service do not violate any other covenant or term of this Agreement, interfere with the performance of Executive's duties for Employer, or create a conflict of interest or the appearance of a conflict of interest with respect to Employer;
(2) if the same does not violate any other covenant or term of this Agreement, Executive may invest Executive's personal assets in any form or manner so long as it does not require Executive's services or advice in the operation of any business in which such investment is made (but nothing in this Agreement shall restrict Executive's right to invest in Employer or the Company (defined below)).

         3.       Term of Employment.

                  (a) Executive's employment with Employer commences as of the date first written above, and unless earlier terminated pursuant to the provisions of Section 3(b), terminates at the close of business on December 3, 2000 (the "Term"), provided, however, that commencing on December 2, 2000, and on each annual anniversary of such date (such date and each annual anniversary being called a "Renewal Date"), this Agreement automatically shall extend for an additional one-year period upon the terms described in this paragraph, unless 60 days or more prior to the Renewal Date, either party gives notice to the other in accordance with Section 14 that such party elects not to renew the employment term. If such notice of non-renewal is given, then Executive's employment shall terminate at the expiration of the then current term. In the case of each such renewal (i) Executive shall be compensated as set out in Section 4(a)-(b); and
(ii) all other terms of this Agreement (including those respecting termination) shall remain in full force and effect. The parties acknowledge their intentions that the foregoing provisions could (through the failure to elect not to renew or to exercise rights under Section 3(b)) result in a perpetual employment without any definite duration during Executive's life.

                  (b) Notwithstanding the foregoing, prior to the expiration of the Term (as the same may be extended) (i) Employer may terminate Executive's employment, without prior notice, "Cause" (meaning Executive's failure or refusal

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to perform any stated duty,  misconduct or dishonesty by Executive in connection with the performance of this Agreement or any other of Executive's duties hereunder, disloyalty, misappropriation of funds by Executive, Executive's being convicted of any crime constituting a felony, fraudulent or unethical conduct by Executive related to or affecting Executive's employment, failure of Executive to meet or achieve specific business plans or objectives as determined by the Board of Directors of Employer and which have been made known to Executive (which is not remedied within 10 days after written notice of the same is given by Employer), or any other breach of this Agreement (which is not remedied within 10 days after written notice of the same is given by Employer); (ii) Executive's employment terminates immediately upon Executive's death; (iii)
Executive's employment may be terminated, at Employer's option, if, due to physical or mental illness, injury, or condition Executive is unable to perform any essential function of Executive's position with reasonable accommodation for a period of more than 90 consecutive days; (iv) Executive may terminate his employment for "Good Reason" (meaning (x) any violation of a term of this Agreement by Employer which is not remedied within 10 days after written notice of the same is given by Executive, (y) the assignment of Executive to duties which result in a substantial diminution of Executive's position, duties or responsibilities as provided for in this Agreement (excluding an isolated and inadvertent action which is remedied by Employer within 10 days after written notice of the same is given by Executive or a temporary or occasional assignment by the Board or the Chairman made for reasons of business necessity in the good faith judgment of the Board of its Chairman), or (z) without Executive's consent, relocation of Executive from Employer's corporate offices to be established in the Reston, Virginia area, or the closing or relocation of such corporate offices, in violation of the provisions of Section 5).

                  (c) Upon termination of Executive's employment hereunder, Executive shall be entitled only to receive any compensation accrued but unpaid as of such date, and shall deliver to Employer all property of Employer. However, in the event Executive validly terminates his employment prior to the expiration of the Term for Good Reason (as defined above), or Executive's employment is terminated pursuant to Section 3(b)(ii) or (iii), then, notwithstanding the provisions of Section 4(b), Executive shall be eligible to receive as and when described below, with respect to the fiscal year in which employment terminates, a pro-rated portion of the Executive's Bonus under the bonus plan for Executive in effect for that fiscal year provided the performance goals for the Bonus plan for the entire fiscal year are in fact achieved. The pro-rated portion shall be paid at the same time the Bonus otherwise would have been payable under the Agreement if Executive had remained in Employer's employ, and shall be equal to a percentage of the Bonus equal to the percentage of the fiscal year during which Executive was employed by Employer.

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         If Executive validly terminates  Executive's employment for Good Reason as described above, or if Employer terminates Executive's employment (excluding a termination under Section 3(b)(i), (ii) or (iii)) without cause or in violation of this Agreement prior to the expiration of the Term, then Executive shall be entitled to receive, as and when described below, an amount equal to the then current rate of Base Salary being paid to Employer (excluding bonuses, benefits, or other compensation), provided that during the time payments are being made to Executive, Executive complies with the provisions of Section 7 and 8 whether or not they otherwise would be enforceable, and provided further that Executive first executes and delivers to Employer a document in form and substance satisfactory to Employer, releasing, waiving, and agreeing not to sue on any claims or causes of action which Executive then may have or hold against Employer, the Company, or any of their respective affiliates, employees, directors, insurors or agents arising out of or relating to Executive's employment, this Agreement or its termination, or any facts occurring prior to that date, and all conditions to making that release and waiver legal effective have been satisfied. This sum will be paid out in 12 equal consecutive monthly installments on the Employer's regular monthly paydays, commencing with the month following the month Executive's employment terminates and all such conditions have been satisfied. These payments are in addition to any prorated bonus to which Executive may be entitled under the provisions of the immediately preceding paragraph.

                  (d) The provisions of Section 3, 7, 8 and 9 of this Agreement, and any related provisions, shall survive and continue after the termination of this Agreement and after the termination of Executive's employment.

         4. Compensation. For the services rendered pursuant to this Agreement's terms, during Executive's employment (except for any period in excess of 90 days during which Executive may be restricted in performing duties for Employer by reason of a Court Order) Executive shall receive the following:

                  (a) Base Salary. Executive shall be compensated at any annual rate of $250,000 ("Base Salary"). Payments will be made at least once a month on a regular payday of Employer.

                  (b) Bonus. Executive shall be entitled to receive a bonus ("Bonus"), payable and determined as described below, for each fiscal year (starting with the 1999 fiscal year) in which Executive meets the performance goals established by the Employer's Board of Directors after consultation with Executive for such fiscal year and was employed by Employer at the end of the fiscal year. The Bonus will be paid within thirty (30) days after the Employer's audited financial statements for such fiscal year are issued. With respect to any such Bonus plan and goals established by Employer's Board of Directors.
Executive shall be eligible to qualify for a bonus of at least 25% of Base Salary, and the Board of Directors may establish

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a bonus of up to 50% of Base  Salary,  upon  meeting  the  bonus  plan and goals established by the Board.

                  (c) Review. Employer will review the compensation spelled out above, on an annual basis, to determine whether any adjustment more favorable to Executive should be made. Executive shall be reviewed prior to January 31, 2000.

                  (d) Withholding. Employer shall withhold from Executive's compensation all amounts owed Employer (if any) and all amounts required to be withheld under federal, state or local law.

                  (e) Benefit Plans. During Executive's employment with Employer, Employer will pay the cost of Executive's participation in any group health insurance plan then maintained by Employer to the same limited extent provided to employees of Employer generally. Executive will be entitled to participate in any other benefit plan of Employer offered by Employer to its employees generally, provided Executive is eligible to participate under the terms of any such plan at standard rates.

                  (f) Options. Executive shall be granted an option (the "Option") under the current Incentive Stock Option Plan of Savvis Holdings Corporation (the "Company"), per the terms of the standard Stock Option Agreement under that Plan (a copy of the form of which is attached) and the Stock Option Plan, as described below. The Option will be to purchase that number of shares of the Company's common stock which constitute five percent (5%) of the current fully diluted number of all shares of the Company's common stock at the price of eighty cents (80(cent)) per shares, provided, however, that if there is a closing of an equity financing involving the Company's current investors prior to June 1, 1999, then with respect to the first such equity financing, Executive's option to purchase shares shall not be diluted by the amount of equity shares (including any convertible debentures) purchased (or commuted to be purchased) by such current investors in such equity financing, and the amount of shares which Executive will have an option to purchase under this option shall be increases as calculated by Employer so as to provide Executive the option to purchase five percent (5%) of the shares of the Corporation after taking into account such equity investment. This Option shall be granted immediately upon closing of the next equity financing or June 1, 1999, whichever first occurs. To the extent the Option is an incentive stock option for federal income tax purposes, the Option shall not be convertible to a non-qualified stock option without Executive's express consent. Notwithstanding anything to the contrary in such Stock Option Plan: (1) one-third of the options granted pursuant to said option agreement shall vest immediately when the option is granted and Executive has executed and delivered this Agreement and the Stock Option Agreement, with the balance to vest over a forty-two (42) month period 1/42 per month (subject to the terms of the Plan and the Stock Option Agreement), and (2) all other of such options shall immediately vest upon the sale of all or

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

substantially all of the assets or stock of Employer, or in the event of a "Change Of Control" involving Employer (as such term is defined below), provided Executive then is employed by Employer. In the event of Executive's death, the options granted to Executive may be exercised by his personal representative to the extent otherwise exercisable by Executive under the terms of the applicable plan and option agreement. Executive must be employed as of June 1, 1999, or the date the equity financing occurs (whichever first occurs), in order to be eligible for this Option; provided, however, that if Executive's employment is terminated prior to such date, Executive nevertheless will be deemed to be eligible for, and to have vested in, that portion of the Option which comprises one-third (1/3) of the options to which Executive would have been entitled if Executive had been employed as of June 1, 1999 based upon the amount of Company common stock currently outstanding.

         For the purpose of this Section 4(f), a "Change of Control" shall mean:

         (A) the acquisition by any individual, entity or group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of Savvis Holdings Corporation (the "Company") (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisition shall not constitute a Change of Control; (i) any acquisitions directly from the Company (including but not limited to an acquisition of shares from the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section; or

         (B) Individuals who, as of the date hereof, constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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         (C) Consummation of a  reorganization,  merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a
"Business   Combination"),   in  each  case,  unless,  following  such  Business
Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more
subsidiaries)  in  substantially   the  same  proportions  as  their  ownership,
immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person [excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination] beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

                  (h) Automobile Allowance. During his employment with Employer, Executive shall receive an automobile allowance of $800 per month.

         5. Office. During Executive's employment, unless otherwise agreed by Executive, Executive shall be entitled to office at, and perform Executive's duties principally out of, a corporate office maintained by Employer in Reston, Virginia or the immediately surrounding area. Executive shall have the authority to determine, after consultation and review with the Employer's Board of Directors and/or the Chairman of the Board, what corporate functions should be transferred to and/or handled out of the Reston corporate office.

         6. Expenses. During Executive's employment, Employer shall reimburse Executive for reasonable, ordinary and necessary business expenses incurred by Executive in the performance of his duties for Employer subject to any budgetary limitations established from time to time by Employer and provided Executive provides such documentation and information as may then be required by Employer's business expense reimbursement policy and as may be required to

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satisfy the standards  necessary to deduct such expenses for federal  income tax purposes.

         7.       Confidential Information.

                  (a) Executive acknowledges Employer is a developing company, and that, in the course of developing its business, Employer has developed (and will develop and/or acquire) and Executive will learn, valuable Confidential Information (defined below), which was unknown to Executive prior to Executive's employment, or which has been developed by Executive on behalf of Employer; which Confidential Information only was and will be disclosed to Executive in and under a relationship of trust and confidence under restrictions of confidentiality. As used in this Agreement, Confidential Information means (i) names, addresses, phone numbers, dates and any and all other information regarding the clients or potential clients, customers and key contacts at customers of Employer; and (ii) trade secrets, business, sales and financial data, pricing, costs, financial statements, programs, property, lists, diagrams and drawings, information concerning the design, components and manufacture of Employer's products, market information, financial and marketing plans, manuals, strategies, and projections of Employer. Executive agrees that the Confidential Information is a trade secret for purposes of all applicable laws, and that Confidential Information would not be disclosed to Executive but for Executive's execution of this Agreement.

                  (b) Except as required by the duties of Executive's employment with Employer, Executive shall never during his employment or for a period of three (3) years after such employment terminates, directly or indirectly, use, publish, or otherwise disclose any Confidential Information, without Employer's prior written consent. This restriction shall not apply to information which is known in the industry generally other than by reason of any actions of Executive.

                  (c) During Executive's employment with Employer, Executive shall exercise all due and diligent precautions to protect the integrity of the Confidential Information, and upon termination of employment, or otherwise before then upon request, Executive shall return to Employer all documents or materials embodying such Confidential Information or any part thereof (including any copies thereof) in Executive's possession or control.

         8.       Restrictive Covenants.

                  (a) Executive acknowledges and agrees that Employer will suffer great loss and damage if, during Executive's employment or at any time subsequent to such employment, Executive were to improperly use or disclose Confidential Information or goodwill of Employer, or if Executive were to use Executive's contracts and relationships with any client, potential client, customer, or referral source of Employer, and therefore agrees that Executive must comply

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with the restrictive covenants hereinafter set forth; it being understood at the execution of this Agreement that the parties acknowledge and agree such restrictions protect legitimate protectable interests of Employer, with respect to its trade secrets, customers, and referral sources, are reasonable and necessary to protect such interests, are comparable with their respective rights, and do not impair or prevent Executive from earning a living.

                  (b) During Executive's employment with Employer and for the continuous period of one (1) year after such employment terminates (whether the Term or any extension thereof expires, the employment term is non-renewed by either party, or employment is terminated by Executive or Employer and regardless of the reason for termination), Executive shall not directly or indirectly, for any reason or purpose whatsoever (other than on Employer's own behalf in performing Executive's required duties for Employer), whether for Executive's own benefit, or for the benefit or on behalf of, or in conjunction with, any other corporation, partnership, proprietorship, or other form of business entity, and whether as an employee (in any executive, managerial, officer, exempt or sales position), partner, principal, officer, director, consultant, agent, stockholder or otherwise:

                  (i) contact, call on, solicit the business of, sell any goods or services of a type then provided by Employer to, or attempt to take away from Employer, any client or customer of the Employer or any business of such customer of a type then provided by Employer to such customer;

                  (ii) engage in any manner (or own any interest) in any part of a business then engaged in by Employer, anywhere within any metropolitan area of the continental United States or any other country where Employer then is marketing and/or selling its goods or services (the mere ownership of less than two percent (2%) of the shares of any publicly traded corporation shall not be considered a violation of this provision); or

                  (iii) solicit or encourage any director, officer, or other employee of Employer to discontinue that individual's status or employment with Employer, or such individual to engage or participate in any activity or employment in competition with Employer.

                  (c) It is the intention of the parties to restrict Executive's activities only to the extent necessary for the protection of Employer's legitimate business interests. To the extent that any covenant set forth in this
Section 8, or in Section 7 of this Agreement, shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in

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such other degree, as may grant the Employer or other party seeking  enforcement the maximum protection and restrictions on Executive's activities permitted by applicable law in such circumstances.

         Executive acknowledges and agrees that (a) the separate and distinct promises in this Agreement are reasonable and necessary in order to protect the legitimate business interests described above, (b) any violation would result in irreparable injury to Employer, and (c) the enforcement of a remedy by way of injunction or otherwise would not prevent Executive from earning a living.

         9. Non-Waiver of Covenants. Employer's failure to exercise any of its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for any other person employed by Employer, or by Employer's failure to exercise any of its rights under this agreement or any other similar agreement. Employer's failure to exercise any of its rights in the event Executive breaches any promise in this Agreement shall not be construed as a waiver of such breach or prevent Employer from later enforcing strict compliance with any and all promises in this Agreement.

         10. Assignment, Entire Agreement, Amendments. This Agreement may be assigned only by Employer, and is freely assignable by Employer. It constitutes the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all prior understandings, communications and agreements concerning such subject matter. Neither this Agreement, nor any of its terms, can be changed, added to, waived or supplemented except in a written document signed by Executive and Employer, except that Employer may adopt or change any vacation, benefit, rules or other policy generally applicable to employees or a group or class of employees in its discretion (excluding any change in the incentive stock option plan which violates the terms of this Agreement).

         11. Notification. In order to preserve Employer's rights under this Agreement, Employer is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and Employer shall not be liable for doing so.

         Executive represents and agrees that Executive has not provided, and will not, provide, to Employer (or utilize in connection with the performance of his duties), any trade secrets of a prior employer.

         12. Governing Law, Assignment, Miscellaneous. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Missouri without reference to conflicts of law principles with respect to the application, interpretation and enforceability of the covenants and agreements set out in Sections 7 and 8 of the Agreement and any related provisions which affect their enforceability, application or interpretation; otherwise this Agreement shall be governed by and construed and interpreted according to the internal laws of the Commonwealth of Virginia without reference to conflicts of law principles. The headings of the sections are inserted for convenience of reference only and shall not be considered to constitute a part of this Agreement nor to affect the meaning.

         If any one or more provisions contained in this Agreement, or in the application thereof, shall be held to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. Nothing in this Agreement shall be deemed to require Employer or Executive to take any action or perform any obligation which would be contrary to or inconsistent with a Court order.

         Employer represents and agrees that the execution, delivery and performance of this Agreement do not conflict with or violate Employer's articles, by-laws or resolutions, or any judgment, order or agreement to which Employer is a party or may be bound, and that all corporate action necessary to authorize the Employer's execution and delivery of this Agreement has been taken.

         In any suit to enforce this Agreement, venue and jurisdiction is proper in the County of Virginia in which Reston, Virginia (or Employer's corporate offices, if in a different county) is located, and (if federal jurisdiction exists) the federal district court for the district in which Reston, Virginia (or Employer's corporate offices, if in a different county) is located, and the parties waive any objection to jurisdiction and venue in any such forum and any claim that such forum is not the most convenient forum.

         13. Acknowledgment; Indemnification. By signing this Agreement, Executive and Employer each acknowledge and agree that they each have read the Agreement, understand and intend to fulfill each and every one of the promises in this Agreement, understand this is a legally binding agreement, and acknowledge receiving a copy of the Agreement.

         Employer will indemnify, defend (at Employer's expense) and hold harmless Executive from and against any claim asserted by Digex, Incorporated, Digital Express Group or Intermedia Communications or any successor that Executive's employment under this Agreement, or any solicitation of customers or employees of any such company, violates any current or prior agreement between Executive and any such company which has been provided to Employer; provided, however, that Executive provides prompt notice to Employer of any such claim, and cooperates fully in the defense thereof, and provided that Employer controls the defense and settlement of the claim. This indemnification does not extend to actions taken by Executive contrary to any specific instructions of Employer's Board or its Chairman or to any use or disclosure by Executive of any legally protectable trade secrets of another, it being understood that Executive is not authorized to use or disclose to Employer any such trade secrets in connection with Executive's employment.

         14. Notice. Every notice, demand or other communication required or contemplated by this Agreement shall be in writing and deemed to have been made either when personally delivered to the respective party or deposited in the ordinary U.S. mail, first-class postage prepaid, to the address set forth below under such party's signature, or to such changed address as either party may have given by written notice to the other party.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement below, this 4th day of December, 1998.

EXECUTIVE                                     SAVVIS COMMUNICATIONS
                                              CORPORATION


/s/ C.A. Heintzelman                          By  /s/ John S. McCarthy
-------------------------------                   ------------------------------
                                              Its Chairman of the Board


Residing at 15105 Sunflower Ct.
            Rockville, Md.  20853-1749


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